Exhibit 99.1

Contact:
Victoria Soares
Investor Relations
650-266-3200

Cell Genesys Announces Plans to Commence Exchange Offer for Its Outstanding 3.125% Convertible Notes
and Settlement of Insolvency Litigation

SOUTH SAN FRANCISCO, Calif., May 11, 2009 — Cell Genesys, Inc. (NASDAQ: CEGE) today announced that the Company expects to commence an exchange offer to exchange all of the $68.3 million aggregate principal amount of its outstanding 3.125% Convertible Senior Notes due in 2011 (“Existing Notes”) at a purchase price for each $1,000 principal amount of (i) $500 in cash, plus accrued interest, (ii) $140 worth of common stock equal to approximately 206 shares of common stock, and (iii) $310 of new 3.125% convertible senior notes due in May 2013 (“New Notes”).

On May 5, 2009, Tang Capital Partners, LP filed a creditor derivative lawsuit in The Court of Chancery of the State of Delaware against Cell Genesys and its directors and executive officers. The lawsuit seeks, among other things, a declaration that the Company is insolvent and an injunction prohibiting previously disclosed executive retention payments. On May 10, 2009, the Company and Tang Capital Partners, LP entered into a settlement and exchange offer agreement pursuant to which the Company agreed to commence and offer to exchange all of the $68.3 million aggregate principal amount of Existing Notes at a purchase price for each $1,000 principal amount of (i) $500 in cash, plus accrued interest, (ii) $140 worth of common stock equal to approximately 206 shares of common stock, and (iii) $310 of New Notes. The New Notes will have a conversion price of $0.68 per share. If all holders of the Existing Notes tender into the exchange offer, the exchange is estimated to result in a cash expenditure of approximately $34.2 million plus approximately $0.2 million in accrued interest, the issuance of approximately 14.1 million new shares of common stock and approximately $21.2 of New Notes. Tang Capital Partners, LP has agreed to tender into the exchange offer and withdraw the lawsuit if the exchange offer is consummated. The exchange offer has a minimum exchange requirement of 87.5% of the outstanding aggregate principal amount of the Existing Notes. The settlement and exchange offer agreement is subject to a number of terms and conditions.

This release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security. An exchange offer will only be made pursuant to exchange offer documents that are to be made available to the holders of the Existing Notes and filed with the Securities and Exchange Commission (“SEC”). Holders of Existing Notes are advised to read the exchange offer documents when they become available, as these documents will contain important information about the exchange offer. Copies of the exchange offer documents and other filed documents will be available for free at the SEC’s website.

About Cell Genesys, Inc.

Cell Genesys is headquartered in South San Francisco, California. For additional information, please visit the Company’s website at www.cellgenesys.com.

Forward-Looking Statements made herein about the Company, other than statements of historical fact, including statements about settlement of litigation, commencing an exchange offer, the results of an exchange offer, and cash expenditures and other costs to repurchase additional amounts of convertible notes are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks and uncertainties associated with the ability to successfully complete the exchange offer, the ability to successfully complete a strategic transaction, the occurrence of additional costs, expenses or other liabilities if the Company enters into a strategic transaction or pursues other strategic alternatives, including without limitation as a result of any litigation or claim asserted in connection with a potential transaction, the possibility that in the event of liquidation the stockholders may receive little or no distribution from the Company, the ability to raise capital, operating expense levels, and other risks. For information about these and other risks which may affect Cell Genesys, please see the Company’s reports on Form 10-K, 10-Q, and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information in this press release.